UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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AAR CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One AAR Place
1100 N. Wood Dale Road
Wood Dale, IL 60191

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, OCTOBER 19, 2005

The Annual Meeting of Stockholders of AAR CORP. for the year 2005 will be held at AAR CORP.’s headquarters, One AAR Place, 1100 North Wood Dale Road, Wood Dale, Illinois, on Wednesday, October 19, 2005, at 9:00 A.M. (Chicago time). At the meeting, stockholders will be asked to:

1.                Elect two Class III directors to serve until the 2008 Annual Meeting of Stockholders;

2.                Ratify the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending May 31, 2006;

3.                Approve an amendment to the AAR CORP. Stock Benefit Plan to permit awards of restricted stock to non-employee directors; and

4.                Transact any other business that may properly come before the 2005 Annual Meeting.

By Order of the Board of Directors
Howard A. Pulsifer
Secretary

September 1, 2005

YOUR VOTE IS IMPORTANT

PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED STAMPED, ADDRESSED ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING, YOUR SHARES MAY NEVERTHELESS BE VOTED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

2005 Annual Meeting of Stockholders

PROXY STATEMENT

One AAR Place
1100 N. Wood Dale Road
Wood Dale, Illinois 60191

i

One AAR Place
1100 N. Wood Dale Road
Wood Dale, Illinois 60191

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
October 19, 2005

I. GENERAL

This Proxy Statement and the enclosed proxy card were mailed to stockholders on or about September 1, 2005, in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2005 Annual Meeting (“Annual Meeting”).

If you are a stockholder of record (i.e., you hold your shares in your own name rather than through a broker, bank or other nominee) on August 22, 2005, the Company’s record date, you may vote your shares by completing, signing, dating and returning your proxy card in the postage-paid envelope provided, or you may vote in person at the Annual Meeting.

You are encouraged to vote either by telephone or the Internet. This will eliminate the need to sign, date and return your proxy card. To vote by telephone or the Internet enter the control number assigned to you and imprinted on your proxy card accompanying this Proxy Statement. You can vote by telephone and Internet 24 hours a day, seven days a week until the day prior to the Annual Meeting. If you vote by telephone or the Internet, please do not return your proxy card.

•      To vote by telephone:

➢                  using a touch-tone phone, call 1-877-PRX-VOTE (1-877-779-8683) toll-free and follow the voice prompts

•       To vote by Internet:

➢                  Log onto the Internet website at http://www.eproxyvote.com/air and enter your voter control number on your proxy card and mark the appropriate boxes to enter voting instructions

If you are a street-name stockholder (i.e., you hold your shares through a broker, bank or other nominee), you are considered a “beneficial owner” of the stock. To vote those shares, you must give voting instructions to your broker, bank or other intermediary who is the “nominee holder” of your shares. Brokers, banks and other nominee holders have been asked to obtain voting instructions from their beneficial owners. Proxies submitted by nominee holders on behalf of beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder. You will receive additional instructions from your broker, bank or other nominee explaining how you may vote your shares held in street name.

You may revoke your vote at any time before your proxy is exercised, but only by (i) voting in person at the Annual Meeting, (ii) submitting another proxy by telephone or the Internet, or (iii) delivering a later dated, signed proxy to the Secretary of the Company.

Proxies will be voted in accordance with instructions on the proxy. If no instructions are specified, the proxy will be voted FOR the election of the nominees for Class III director designated by the Board, FOR the ratification of KPMG LLP as the independent registered public accounting firm, For the amendment to the AAR Corp. Stock Benefit Plan, and upon any other matter that may properly come before the Annual Meeting in the discretion and best judgment of the named proxy holders. If any director nominee becomes unavailable for election for any reason prior to the Annual Meeting vote, the Board may reduce the number of directors to be elected or substitute another person as nominee, and the named proxy holders will vote for the substitute nominee.

The cost of soliciting proxies will be paid by the Company. The Company has engaged D. F. King & Co., 48 Wall Street, New York, New York, to assist the Company in soliciting proxies at a total estimated cost of $8,000, plus reasonable out-of-pocket expenses. D. F. King & Co. may solicit proxies by mail, telephone, facsimile, e-mail, or in person. Certain officers, directors and employees of the Company may also solicit proxies.

II. RECORD DATE AND VOTING AT THE ANNUAL MEETING

If you owned common stock of the Company (“Common Stock”) outstanding at the close of business on the record date, August 22, 2005, you may vote at the Annual Meeting. On that date, 32,534,611 shares of Common Stock were outstanding. You will have one vote on each matter to be voted on for each share you owned on the record date. You cannot vote your shares unless you are present at the Annual Meeting in person or by proxy. A majority of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy at the Annual Meeting, will constitute a quorum. All votes cast in person or by proxy will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors of election will treat directions to withhold authority, abstentions and broker non-votes (i.e., where a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise his discretionary authority with respect to such matter) as shares that are present and entitled to vote for purposes of determining a quorum. Directions to withhold authority will have no effect on the election of directors, because directors are elected by a plurality of votes cast. Abstentions and broker non-votes will be disregarded for purposes of determining whether a matter has been approved, because they are not considered votes cast. It is not anticipated that there will be any broker non-votes on the election of directors since brokers will have discretion to vote on this proposal.

III. CORPORATE GOVERNANCE INFORMATION

The Company has an ongoing commitment to good governance and business practices. We regularly review our policies and procedures, giving consideration to developments in the area of corporate governance. We comply with all applicable Securities and Exchange Commission (“SEC”) rules and regulations and New York Stock Exchange (“NYSE”) listing rules and have adopted additional corporate governance practices that we believe are in the best interests of the Company and the stockholders.

The following information about the Company’s corporate governance practices is available on the Company’s web site (www.aarcorp.com/investor relations/corporate governance). Hard copies are also available to any stockholder upon written request to the Corporate Secretary. The web site display includes the Company’s:

•       Corporate Governance Guidelines

•       Categorical Standards and Policy for Determining Director Independence

•       Director Nominating Process and Selection Guidelines

•       Code of Business Ethics and Conduct

•       Audit Committee Charter

•       Compensation Committee Charter

•       Nomination and Governance Committee Charter

•       Executive Committee Charter

•       Proxy Statement for the 2005 Annual Meeting of Stockholders and Fiscal Year 2005 Annual Report

In addition, all of the foregoing information is available in print to any stockholder upon written request to the Corporate Secretary at the Company’s address listed on the first page of this proxy statement. The Company’s Code of Business Ethics and Conduct adopted by the Board of Directors applies to all employees, officers and directors of the Company, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer and Controller. Employees are encouraged to report any conduct that they believe in good faith to be in violation of the Code of Business Ethics and Conduct. Amendments to the Code of Business Ethics and Conduct and any waivers from the Code granted by the Board to directors or executive officers will be filed with the SEC in accordance with applicable rules and regulations or will be posted on the Company’s web site.

The Company maintains an Ethics Assist Line through a third-party provider to receive confidential complaints, information, suggestions or recommendations, anonymously or otherwise, concerning the Company, its officers, directors and employees, policies, procedures, employment and business practices, accounting or audit matters, financial reporting or compliance with other Company policies or applicable regulatory or legal requirements. The Ethics Assist Line is toll-free and permits callers, at their election, to identify themselves or remain anonymous. The Ethics Assist Line can be accessed by dialing 1-800-418-6423 (x227) or via e-mail to “confide2sv@securityvoice.com.”

Information concerning insider transactions in the Company’s securities (SEC Section 16(a) Forms 3, 4 and 5) is also available on the Company’s web site (www.aarcorp.com/investor relations/insider trading; to view actual Forms 3, 4 or 5, click on the Insider Trading link to the SEC filings).

Additional information concerning the structure of the Board of Directors and Committees of the Board of Directors is provided in Section V below.

IV. SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following tables show the shares of Common Stock beneficially owned, as of July 31, 2005, by (i) each current director and nominee for election to the Board, (ii) each executive officer named in the Summary Compensation Table, (iii) all directors and executive officers of the Company as a group, and (iv) each beneficial owner of more than 5% of the outstanding shares of Common Stock. Except as noted, the nature of beneficial ownership for shares shown in the tables is sole voting and/or investment power.

Security Ownership of Management

	Shares		Percent of Shares
	Beneficially		Outstanding if
Name	Owned[1]		greater than 1%
Michael R. Boyce	0
James G. Brocksmith, Jr.	12,625
James J. Clark	145,474
Ira A. Eichner	527,891	[2]	1.6
Ronald R. Fogleman	12,625
James E. Goodwin	12,125
Mark McDonald	87,112	[3]
Howard A. Pulsifer	185,030
Timothy J. Romenesko	234,104
David P. Storch	2,039,776	[4]	6.3
Marc J. Walfish	12,625
Ronald B. Woodard	875
All directors and executive officers as a group	3,270,262	[1,2,3,4]	10.1

1   Includes the following shares of the identified person that may be acquired within sixty days of July 31, 2005 through the exercise of stock options: Mr. Brocksmith, 12,625 shares; Mr. Clark, 100,446 shares; Mr. Eichner, 155,511 shares; Mr. Fogleman, 12,625 shares; Mr. Goodwin, 10,125 shares; Mr. McDonald, 37,234 shares; Mr. Pulsifer, 112,526 shares; Mr. Romenesko, 149,278 shares; Mr. Storch, 1,516,542 shares; Mr. Walfish, 7,625 shares; and Mr. Woodard, 875 shares; and all directors and officers as a group, 2,115,412 shares.

2   Does not include 75,000 shares in which Mr. Eichner may be deemed to own a beneficial interest, but as to which Mr. Eichner disclaims beneficial ownership.

3   Includes 5,600 shares beneficially owned by his minor children, as to which Mr. McDonald disclaims beneficial ownership.

4   Includes 26,223 shares beneficially owned by Mr. Storch’s wife (18,810 shares) and minor children (7,413 shares), as to which Mr. Storch disclaims beneficial ownership.

Security Ownership of Certain Beneficial Owners

Name and Address	Shares		Percent of Shares
of Beneficial Owner	Beneficially Owned		Outstanding
Dimensional Fund Advisors Inc. 1299 Ocean Avenue Santa Monica, CA 90401	2,659,369	[1]	8.25%
FMR Corp. 82 Devonshire Street Boston, MA 02109	4,832,300	[2]	14.986%
Putnam Investments One Post Office Square Boston, MA 02109	2,111,100	[3]	6.5%
State Street Research & Management Company One Financial Center Boston, MA 02111-2690	1,953,320	[4]	6%

1   Based on a Schedule 13G filing, the reporting person disclosed beneficial ownership with respect to the shares as follows:

(i)	sole voting power:	2,659,369
(ii)	shared voting power:	0
(iii)	sole investment power:	2,659,369
(iv)	shared investment power:	0

2   Based on a Schedule 13G filing, the reporting person disclosed beneficial ownership with respect to the shares as follows:

(i)	sole voting power:	676,100
(ii)	shared voting power:	0
(iii)	sole investment power:	4,832,300
(iv)	shared investment power:	0

3   Based on a Schedule 13G filing, the reporting person disclosed beneficial ownership with respect to the shares as follows:

(i)	sole voting power:	0
(ii)	shared voting power:	597,600
(iii)	sole investment power:	0
(iv)	shared investment power:	2,111,100

4   Based on a Schedule 13G filing, the reporting person disclosed beneficial ownership with respect to the shares as follows:

(i)	sole voting power:	1,953,320
(ii)	shared voting power:	0
(iii)	sole investment power:	1,953,320
(iv)	shared investment power:	0

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of SEC Forms 3, 4 and 5 and upon related written representations furnished to the Company with respect to its most recent fiscal year, each person who, at any time during the fiscal year, was a director, officer or beneficial owner of more than ten percent of the Common Stock of the Company filed on a timely basis all reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the most recent fiscal year.

V. BOARD OF DIRECTORS

The Restated Certificate of Incorporation and By-Laws of the Company provide that the Board shall consist of between three and fifteen directors, with the exact number of directors to be set from time to time by the Board. The number of directors is presently set at eight, to be reduced to seven effective October 19, 2005 when one current director, Ira A. Eichner, will retire as a Class III director. The members of the Board are divided into three classes:  Class I (three directors), Class II (two directors) and Class III (two directors).  One class is elected each year for a three-year term.

A majority of the members of the Board of Directors must be independent directors under the criteria established by the Board and under applicable NYSE rules. To be independent, a director may not have a direct or indirect material relationship with the Company that would impair or inhibit a director’s exercise of independent judgment on behalf of the Company and its stockholders. The Nominating and Governance Committee and the Board of Directors review each director annually and make a determination concerning independence after consideration of all known facts and circumstances. As permitted by the NYSE rules, the Board has established categorical standards to assist it in determining director independence. The Company’s categorical standards include all of the elements of the SEC rules and the NYSE company listing rules with respect to director independence and are published on the Company’s web site. Based on these categorical standards, the Board, at its meeting in July, 2005, determined whether any director has a material relationship with the Company that would impair the director’s independence. Having considered all relevant facts and information available and the recommendations of the Nominating and Governance Committee based on their review, the Board affirmatively determined that all directors, except Ira A. Eichner and David P. Storch, are independent directors.

Independent directors of the Board meet in executive session without management as part of each regular session and otherwise when circumstances deem it advisable or necessary. The Chairman of the Nominating and Governance Committee presides at the executive session of independent directors.

Stockholders may communicate with the Board, independent directors as a group, or any individual director by mail addressed to:  AAR CORP., Attention:  Independent Directors, or the name of an individual director, C/O Corporate Secretary, AAR CORP., 1100 N. Wood Dale Road, Wood Dale, Illinois 60191.

All members of the Company’s Board of Directors attended the Company’s 2004 Annual Meeting of Stockholders.

During the fiscal year ended May 31, 2005 (“Fiscal 2005”), the Board held four meetings. All of the incumbent directors attended at least 91% of the aggregate meetings of the Board and of the committees on which they served during Fiscal 2005.

BOARD COMMITTEES

The Board has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and an Executive Committee.

Audit Committee

The Audit Committee is comprised entirely of independent directors qualified to serve on the Audit Committee under applicable SEC regulations, NYSE rules and the Company’s Categorical Standards and Policy for Determining Director Independence. Its members are James E. Goodwin (Chairman), James G. Brocksmith, Jr. and Marc J. Walfish (during Fiscal 2005, Joel D. Spungin, an independent director and “audit committee financial expert”, now deceased, also served on the Audit Committee). The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert”, as defined by the SEC.

The Audit Committee acts pursuant to its written charter adopted by the Board of Directors. The charter was last reviewed and approved by the Audit Committee and the Board of Directors at their July, 2005 meetings. The full text of the Audit Committee charter appears on the Company’s web site and is attached to this Proxy Statement as Appendix 1. The Audit Committee performs the functions described in its charter and, among other things, approves and engages the independent auditors who audit the Company’s consolidated financial statements, pre-approves all non-audit/audit related services furnished by the independent auditors, maintains communication between the Board and the independent auditors, monitors the qualifications, independence and performance of the independent auditors, has oversight of and reviews the Company’s financial reporting process and practices, has oversight of and reviews the quality and adequacy of financial accounting controls, disclosure controls and the organization and performance of the Company’s internal systems of audit, reviews the scope and results of audits, and meets with the independent auditors and internal auditors without members of management present. The Audit Committee held eight meetings during Fiscal 2005. The Report of the Audit Committee for Fiscal Year 2005 ended May 31, 2005 appears on page 23.

Compensation Committee

The Compensation Committee is comprised entirely of independent directors as defined under applicable NYSE rules and the Company’s Categorical Standards and Policy for Determining Director Independence. Its members are James G. Brocksmith, Jr. (Chairman), Ronald R. Fogleman, and Ronald B. Woodard (during Fiscal Year 2005, Joel D. Spungin, now deceased, also served on the Compensation Committee). The Compensation Committee performs the functions described in its written charter. The full text of the Compensation Committee charter appears on the Company web site. Among other things, the Compensation Committee reviews and approves compensation policies and practices for all elected corporate officers, fixes the compensation of the President and Chief Executive Officer, evaluates the Chief Executive Officer’s performance, and administers the Chief Executive Officer’s long-term incentive program, the annual incentive compensation programs for other officers, and the AAR CORP. Stock Benefit Plan. The Compensation Committee also oversees administration of certain other employee benefit, savings and retirement plans. The Compensation Committee held four meetings during Fiscal 2005. The Compensation Committee Report on Executive Compensation appears on page 12.

Nominating and Governance Committee

The Nominating and Governance Committee is comprised entirely of independent directors as defined under applicable NYSE rules and the Company’s Categorical Standards and Policy for Determining Director Independence. Its members are Ronald R. Fogleman (Chairman), James E. Goodwin and Marc J. Walfish. The Nominating and Governance Committee is responsible for both nominating and governance functions as described in its charter. The full text of the Nominating and Governance Committee charter appears on the Company’s web site. Among other things, the Nominating and Governance Committee oversees the composition, structure and evaluation of the Board and its committees, develops and recommends corporate governance guidelines for Board approval, monitors and screens directors for independence and recommends to the Board qualified candidates for election as directors and to serve on Board committees. In seeking qualified candidates, the Nominating and Governance Committee obtains referrals from management, other directors and business and community leaders, and may retain the services of a consultant to assist in identifying candidates. As discussed in its charter, the Nominating and Governance Committee seeks candidates that complement the Board as a whole and that collectively are strong and diverse in knowledge, skills, experience, and background. When selecting nominees, including those proposed by stockholders, the Committee looks for candidates who are independent and have a high level of integrity and professional and personal ethics and values, as well as demonstrated business acumen, leadership and policy making experience or special technical skills, irrespective of gender or ethnicity, as well as other factors the Committee deems appropriate. The Committee has full discretion in considering its nominations to the Board. The Company’s Director Nominating Process and Selection Guidelines appear on the Company’s web site. The Nominating and Governance Committee will consider director candidates recommended by stockholders. Stockholders may submit a proposed nomination to the Nominating and Governance Committee for consideration with respect to the Annual Meeting of Stockholders for the year 2006 by writing to the Secretary, AAR CORP., One AAR Place, 1100 N. Wood Dale Road, Wood Dale, Illinois 60191. To be considered, proposed nominations must be received prior to April 15, 2006, must state the reasons for the proposed nomination and contain the full name and address of each proposed nominee, as well as a brief biographical history setting forth past and present directorships, employment and occupations, and any other qualifications. Proposed nominations must also include a statement indicating that the proposed nominees have consented to being named in the proxy statement and to serve if elected. The Nominating and Governance Committee held three meetings during Fiscal 2005.

Executive Committee

The Executive Committee is comprised of Ira A. Eichner (Chairman), David P. Storch, James E. Goodwin, and Marc J. Walfish (effective October 19, 2005, Mr. Eichner will retire as a Director of the Company and Mr. David P. Storch will become Chairman of the Executive Committee). Mr. Goodwin and Mr. Walfish are each independent directors as defined by applicable NYSE rules and the Company’s Categorical Standards and Policy for Determining Director Independence. The Executive Committee acts pursuant to its written charter adopted by the Board of Directors and is authorized to meet between meetings of the Board of Directors and exercise certain powers of the Board with respect to urgent matters or other matters referred to it by the Board for deliberation or action, subject to limitations imposed by the Committee’s charter, the Board, applicable law and the Company’s By-Laws. The full text of the Executive Committee charter appears on the Company’s web site. The Executive Committee did not hold any meetings during Fiscal 2005.

DIRECTORS’ COMPENSATION

Each director who is not an officer or employee of the Company or any subsidiary (“Eligible Director”) receives an annual retainer of $35,000, a fee of $2,500 for attendance at each meeting of the Board or of any Board committee attended in person ($1,250 per meeting for telephonic Board and Committee meetings), plus reimbursement of expenses. The Chairman of the Board and each committee chairman receive an additional $5,000 retainer. Each Eligible Director may elect to defer receipt of the annual retainer and meeting fees pursuant to the Company’s Nonemployee Directors’ Deferred Compensation Plan. Deferred retainer fees are converted into stock units equivalent to shares of Common Stock, and deferred meeting fees are credited with interest quarterly based on the 10-year United States Treasury Bond rate. Distributions under the plan occur in cash or equivalent value Common Stock, at the participant’s election, upon termination of service on the Board and on the happening of certain other events, as specified in the plan.

In addition, each Eligible Director, upon being elected a director, receives term life insurance coverage of $200,000, and is eligible to receive discretionary stock option grants and restricted stock awards (subject to stockholder approval of Proposal 3 described on page 26 below) from time to time under the AAR CORP. Stock Benefit Plan, as may be determined by the Compensation Committee. Historically, non-employee directors have received an annual stock option grant, however, commencing in Fiscal 2006 directors will receive restricted stock awards (subject to stockholder approval of Proposal 3 described on page 26 below) in lieu of stock option grants. Typically, such options expire ten years from the date of grant and become exercisable in 25% increments on each anniversary grant date at the closing NYSE price on the date of grant, and non-employee directors restricted stock awards vest pro rata over a three year period. In Fiscal 2005 non-employee directors received a stock option for 3,500 shares. In Fiscal 2006, the Compensation Committee reviewed total director compensation based on peer group benchmarks. The review indicated that the Company’s non-employee director equity compensation level was below the peer group median. To bring non-employee director equity compensation closer to midway between the peer group median and 75th percentile, on the Compensation Committee’s recommendation, the Board determined that annual non-employee director equity compensation should be increased to approximately $40,000 in value. The Board further determined, on the recommendation of the Compensation Committee, that such value should be achieved using restricted stock rather than stock options in part because restricted stock results in less stockholder dilution than stock options of an equivalent value, and restricted stock can be more accurately valued than can stock options. Accordingly, for Fiscal 2006, the Compensation Committee approved an annual 2,500 share restricted stock grant for each non-employee director, having a grant date value of $40,750, subject to stockholder approval of Proposal 3 described on page 26 below. Under the Company’s stock ownership guidelines for directors, each director is expected to own a minimum of 10,000 shares of Company common stock while serving as a director, such ownership to be achieved prior to July 15, 2009 or within four (4) years of becoming a director, whichever is later.

The AAR CORP. Directors’ Retirement Plan was terminated effective April 10, 2001. Any director who was a director on the plan’s effective date of termination or a retired director then receiving benefits under the plan will continue to be eligible to receive benefits pursuant to the terms of the plan as the plan was in effect and applicable to such participant on the earlier of the date of plan termination or date of retirement. Benefits are paid upon reaching age 65 and retirement from the Board if such director has completed at least five years of service as a director. Benefits are paid quarterly in cash in an amount equal to 25% of the annual retainer then currently payable to directors of the Company and are paid for a period equal to the total number of years of service as a director to a maximum of ten years or until death. Continuing liabilities under the plan are unfunded. As of May 31, 2005, five former directors are receiving retirement benefits under the plan, one former director is eligible to receive benefits under the plan upon reaching age 65, and two current directors are eligible to receive benefits under the plan at age 65 and retirement from the Board.

Directors who are officers or employees of the Company or any subsidiary receive no additional compensation for service on the Board or any of its committees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Eichner, a director of the Company and Chairman of the Board, provides consulting services to the Company pursuant to a consulting agreement that expires on May 31, 2006, under which he receives a quarterly consulting fee in the amount of $25,000. Mr. Eichner will be retiring from the Board of Directors at the conclusion of his current term on October 19, 2005. During Fiscal 2005, Mr. Eichner received $100,000 in consulting fees.

VI. PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors is presently divided into three classes, each having three-year terms that expire in successive years. The Board of Directors has nominated two directors to be elected in Class III at the Annual Meeting, each to serve a three-year term expiring at the 2008 Annual Meeting or until the individual is succeeded by another qualified director who has been duly elected.

The nominees for Director in Class III this year are Ronald R. Fogleman and Ronald B. Woodard.

Information about the nominees, and continuing directors whose terms expire in future years, is set forth in Section VII below beginning on page 11.

Each nominee is currently serving as a director of the Company and has been determined by the Board to be “independent” within the meaning of NYSE rules and the Company’s Categorical Standards and Policy for Determining Director Independence. The Board expects each nominee to serve if elected as a director. Under Delaware law and the Company’s By-Laws, the nominees for director who individually receive the greatest number of votes shall be elected directors of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT
STOCKHOLDERS VOTE FOR ALL NOMINEES

VII. INFORMATION ABOUT THE NOMINEES AND CONTINUING DIRECTORS

Information about the nominees and continuing directors whose terms expire in future years is set forth below:

Director Since
NOMINEES FOR TERMS EXPIRING IN 2008
Class III Directors whose terms expire at the 2005 Annual Meeting:
RONALD R. FOGLEMAN, 63: Since May, 2004, non-executive Chairman of World Airways, Inc. Since 1997, President and Chief Operating Officer of B Bar J Cattle Company and President and Chief Operating Officer of Durango Aerospace Incorporated, an international aviation consulting firm, and member of NASA Advisory Council and Defense Policy Board. From 1994 to 1997, General, Chief of Staff, Headquarters United States Air Force, Washington, D.C.	2001
Other directorships: Alliant Techsystems, Inc.; Mesa Air Group Inc.; World Airways Inc.
RONALD B. WOODARD, 62: Since 2003, Chairman of MagnaDrive, Inc., an industrial torque transfer equipment company, which he co-founded following his retirement from The Boeing Company after 32 years. From 1995 to 1998, President of the Boeing Commercial Airplane Group. From 1991 to 1994, Vice President and General Manager of the Renton Division of Boeing Commercial Aircraft. From 1987 to 1991, President of deHavilland Aircraft. Prior to that, Vice President and General Manager of the Materiel Division of Boeing Commercial Aircraft, and various other management positions.	2004
Other directorships: Coinstar Inc.; Continental Airlines, Inc.
CONTINUING DIRECTORS:
Class I Directors whose terms expire at the 2006 Annual Meeting:
JAMES G. BROCKSMITH, JR., 64: Since 1996, an independent business consultant. From 1990 to 1996, Deputy Chairman, and Chief Operating Officer of KPMG Peat Marwick, where he retired after 31 years.	2001
Other directorships: Alberto-Culver Company; Nationwide Financial Services, Inc.; Sempra Energy.
DAVID P. STORCH, 52: Since 1996, President and Chief Executive Officer of AAR. From 1989 to 1996, President and Chief Operating Officer of AAR. From 1988 to 1989, Vice President of AAR. Mr. Storch is Mr. Eichner’s son-in-law.	1989
Other directorships: None
MICHAEL R. BOYCE, 57: Since 2005, Chairman and Chief Executive Officer of PQ Corporation, an industrial chemicals company. Since 1998, Chairman and Chief Executive Officer of Peak Investments. From 1990 to 1998, President and Chief Operating Officer of Harris Chemical Group, Inc.	2005
Other directorships: None
CONTINUING DIRECTORS:
Class II Directors whose terms expire at the 2007 Annual Meeting:
JAMES E. GOODWIN, 61: Since 2001, an independent business consultant. From 1999 to 2001, Chairman and Chief Executive Officer of UAL, Inc. and United Airlines, Inc., where he retired after 34 years. From 1998 to 1999, President and Chief Operating Officer of United Airlines, Inc. From 1992 to 1998, Senior Vice President of United Airlines, Inc.	2002
Other directorships: Labe Bank; DBS Communications Inc.
MARC J. WALFISH, 52: Founded Merit Capital Partners in 2003. From 1991 to 2003, William Blair Mezzanine Capital Partners. From 1978 to 1991, Prudential Capital Corporation, most recently as Senior Vice President.	2003
Other directorships: None

VIII. EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION COMMITTEE’S REPORT ON EXECUTIVE COMPENSATION

General

The Company’s executive compensation program is structured and administered by the Compensation Committee of the Board of Directors. The Compensation Committee is comprised of the three individuals listed below, each of whom (i) has been determined by the Board of Directors to be an independent director of the Company under applicable NYSE rules and the Company’s Categorical Standards and Policy for Determining Director Independence, (ii) is a non-employee director for purposes of Rule 16b-3 of the Exchange Act, and (iii) is an outside director for purposes of Section 162(m) of the Internal Revenue Code.

The Committee meets at scheduled times during the year and reports regularly to the Board on Committee actions and recommendations. In carrying out its responsibilities and duties, the Committee has direct access to outside advisers, independent compensation consultants and others.

The compensation program for executives is designed to enable the Company to attract, motivate and retain talented executives capable of achieving strategic business initiatives, producing outstanding business performance and shareholder value, and to reward them for their achievement. The Company strives to provide an aggregate compensation opportunity that is competitive with prevailing practices and reflects total compensation that is justified by individual experience, performance and business results. A principle compensation guideline of the Committee is that there be a strong link between pay and performance both at the Company level and individual level.

The Committee intends that the executive compensation program should complement the Company’s short-term and long-term business objectives and focus executives’ efforts on fulfilling these objectives. The program consists of three elements: (i) base salaries which are generally set between the median and third quartile salary level of comparable positions in similar companies, adjusted up or down to reflect individual responsibilities, performance and other relevant factors; (ii) annual variable incentive opportunities paid in cash based on individual contribution and performance; and (iii) long-term incentive opportunities, in the form of stock options and restricted stock awards.

Total compensation opportunities for each executive are intended to be competitive with those offered by other companies competing for talent in the Company’s employment market. In designing and administering the individual elements of the executive compensation program for each executive, the Compensation Committee strives to balance short- and long-term incentive objectives and employ prudent judgment in establishing base salary levels and performance criteria, evaluating performance and determining actual incentive payments. To ensure competitiveness and reasonableness of the Compensation Committee’s compensation decisions, independent compensation consulting firms are retained periodically to advise the Compensation Committee in connection with both the design and implementation of the various elements of the program and the level of individual executive participation. The Company uses competitive compensation analyses by independent consultants to ensure that the President and Chief Executive Officer’s and other executive officers’ base salaries and total compensation opportunities (not actual pay) are at an appropriate competitive level relative to compensation for such positions at other companies in the relevant employment market. Generally, as an executive’s level of responsibility increases, a greater percentage of total compensation opportunity is based on performance, and the mix of total compensation shifts toward stock, thereby aligning the long-term interest of senior executives with those of stockholders.

Base Salaries

Base salary levels of all elected corporate officers, including the President and Chief Executive Officer, are reviewed annually by the Compensation Committee and may be adjusted depending upon the executive’s qualifications, responsibilities, assessed performance contribution, tenure in the Company and in the position held, and competitive salary considerations relative to similar positions at other companies competing for talent in the Company’s employment market. In Fiscal 2002, the Company implemented a sliding scale base salary reduction program for all employees, including the named executive officers, as part of a company-wide cost reduction effort. In Fiscal 2003, base salaries were fully reinstated for employees generally, but were only partially reinstated for certain senior executives. The President and Chief Executive Officer and other executive officers named in the Summary Compensation Table received no salary increases in Fiscal 2004, with the exception of one named executive officer who assumed new responsibilities during the period. In Fiscal 2005, the base salaries of most employees, including the named executive officers, were increased effective June 1, 2004 by the greater of three percent or an amount that would restore their respective base salaries to pre-October 1, 2001 salary levels. Effective June 1, 2005, the Compensation Committee approved a 3% merit increase pool for all employees, including named executive officers, with individual increases based on individual performance after completion of written performance reviews.

Annual Incentive Opportunities

The President and Chief Executive Officer has an annual performance-based cash incentive bonus opportunity, pursuant to his employment agreement, of up to 150% of his base salary under the Company’s stockholder- approved AAR CORP. Section 162(m) Performance-Based Annual Cash Bonus Program (“AAR’s 162(m) Program”). The annual incentive bonus opportunity for other executive positions varies depending on their position and responsibility level.

Under AAR’s 162(m) Program, each fiscal year the Compensation Committee establishes specific performance goals intended to meet the requirements of Section 162(m) of the Internal Revenue Code (“IRC”), for the President and Chief Executive Officer of the Company and certain other executive officers of the Company. These goals focus on two categories: income and balance sheet management. The importance and weighting of these two categories is established each year by the Compensation Committee. Under the category of income, the goals include one or several of the following: pre-tax income, earnings per share and net income. Under the category of balance sheet management, the goals include one or several of the following criteria: shareholder equity, long-term debt to capital ratio, investment rating, debt coverage, cash flow and return on invested capital. The President and Chief Executive Officer is eligible to earn up to 100% of his base salary for meeting target goals and up to an additional 50% of base salary for exceeding target goals. The amount actually earned depends on each participant’s position, bonus opportunity and actual performance versus the pre-established goals.

Long-Term Incentive Opportunities

To reward and retain employees in a manner that best aligns employees’ interests with stockholder interests, the Company implemented the stockholder-approved AAR CORP. Stock Benefit Plan (“Stock Benefit Plan”). The long-term incentive program consists of stock options or restricted stock/performance restricted stock awards, or any combination thereof, granted under the Stock Benefit Plan, in the discretion of the Compensation Committee. The Stock Benefit Plan also provides for the use of stock appreciation units; however, to date, none have been granted. The specific terms of any stock option or restricted stock grants are determined by the Compensation Committee prior to the issuance of grants, subject to the provisions of the Stock Benefit Plan.

Stock option awards typically expire ten years from the date of grant or earlier upon termination of employment, become exercisable in equal increments over a period of three to five years on successive grant anniversary dates at fair market value based on the NYSE closing stock price on the date of grant or, in some instances, upon meeting certain share price performance criteria, and have been accompanied by reload features (In 2005 the Board amended the Plan to eliminate the reload feature in future grants). Typically, stock option grants vest in 20% increments ratably on the grant date anniversary (Fiscal Year 2003 option grants had a dual vesting schedule that also provided an opportunity for accelerated vesting based on the Company’s rolling 20-day average New York Stock Exchange stock price appreciating above the grant price beyond certain specified threshold values on a sliding scale). Restrictions imposed on restricted stock awards vary and are designed, among other things, to encourage executives to stay with the Company and to maintain a focus on long-term objectives of the Company. Restricted stock grants typically vest over periods of three to ten years from grant date and may be performance-based with vesting to occur over periods of three to six years after being earned. Typically, stock option and restricted stock grants are subject to forfeiture if the employee terminates employment for any reason other than death, retirement or disability or the Company terminates employment for cause, during the grant cycle. The award recipient receives dividends on the restricted shares and also has the right to vote the restricted shares.

Generally, when determining stock option and restricted stock awards, the Committee considers the recipient’s position and responsibilities in the Company, performance and contributions made during the preceding year, capabilities and potential for future contribution to the Company, the number of options and awards previously granted to the recipient and, for senior management (including the named executive officers), their progress toward achieving the Company’s guidelines for stock ownership by senior management (executive officers are expected to own Company stock having a value of at least 75% of their base salary).

To maintain consistency with current trends in stock-based compensation, in Fiscal 2005, the Company amended its Stock Benefit Plan to eliminate the evergreen provision and set a fixed number of shares (3,532,226 shares) to be available for award under the Plan. The Company also transitioned from its traditional annual stock option/restricted stock grants to long-term performance restricted stock opportunities for its key employees over a two-year performance period. The Performance Restricted Stock is subject to an extended vesting period to encourage retention and long-term focus of key employees, as well as a stock price feature designed to reward key employees after shareholders have been rewarded. To implement this approach, the Committee has established net income and working capital performance targets, and, in the alternative, an increase in stockholder value target for a two fiscal year performance period commencing June 1, 2004. A key employee’s opportunity to receive a performance restricted stock award and the number of shares to be awarded, is based on the Company achieving (i) the applicable performance targets during each of Fiscal 2005 and Fiscal 2006, and during an aggregate Fiscal 2005 and Fiscal 2006 performance period, or, in the alternative, (ii) the increase in shareholder value target. For Fiscal 2005, the Company achieved the pre-determined performance targets and the named executive officers received the performance restricted stock awards reflected in the Summary Compensation table below. The number of shares awarded to an individual reflects the Committee’s assessment of the individual’s level of responsibility in the Company and ability to contribute toward achievement of applicable targets.

Executive Perquisites

In addition to the Company’s Welfare Plans and contractual benefits for executives discussed elsewhere, it has been the Company’s historical practice to provide certain other executive perquisites to senior executives. The Company continues this practice and offers one or more of the following executive perquisites to named executive officers, depending on the individual executive’s position, level of responsibility and total compensation package:

•  Annual vehicle allowance

•  Reimbursement of pre-approved professional, club and association fees and charges.

•  Reimbursement of travel and related expenses in connection with participation in meetings of pre-approved not-for-profit educational and professional organizations

•  Third party professional executive financial planning assistance

•  Reimbursement of professional tax preparation fees

•  Executive annual physical and preventative health program

The value/cost of such perquisites are included in the Summary Compensation Table below in accordance with SEC rules.

Chief Executive Officer Compensation

In Fiscal 2002, Mr. Storch’s annual base salary was temporarily reduced effective October 1, 2001, as part of a Company-wide cost reduction effort following the events of September 11th. His salary level was partially reinstated to $661,466 in Fiscal 2003, and fully reinstated to $696,280 on June 1, 2004 (FY 2005). Effective June 1, 2005 (FY 2006), Mr. Storch received a 3% base salary increase to $717,168 annually. Pursuant to his Employment Agreement, for Fiscal 2005, Mr. Storch earned an annual incentive cash bonus equal to 119% of his base salary in effect on May 31, 2005, or $826,367, based on the Company’s performance during the period, which exceeded pre-established sales revenue, cash flow from operations, earnings per share and long-term debt to capital ratio goals, all in a very difficult aviation and aerospace industry business environment. However, in view of Mr. Storch’s desire to drive the Company toward a lower cost operating environment and to allocate more of the Company’s Fiscal 2005 available bonus pool to other participants, Mr. Storch requested that his annual incentive bonus for Fiscal 2005 be reduced to 85% of his base salary or $591,838. The Compensation Committee honored that request.

In 2001, consistent with its philosophy that Mr. Storch, as the President and Chief Executive Officer, should have the opportunity, based on performance, to earn shares of Company stock and that the performance measures that govern his opportunities should be both economic and stockholder value related, the Board approved a long-term stock-based incentive program for Mr. Storch under the Stock Benefit Plan as part of his employment agreement. The program, which was approved by the stockholders, commenced on June 1, 2001 and ended on May 31, 2005 (the Compensation Committee is in the process of developing a replacement long-term performance incentive compensation plan for Mr. Storch to be effective commencing June 1, 2005). Under the program, Mr. Storch has the opportunity to receive annually under the Stock Benefit Plan, at the discretion of the Compensation Committee, (i) options in an amount determined by a fraction, the numerator of which is equal to up to 1.25 times his then current base salary and the denominator of which is equal to the fair market value of the common stock on the date of grant divided by three, and (ii) performance restricted stock in amounts (a) up to .9375 times his then current base salary based on the Company’s average return on capital during the performance period as compared to the S&P 500 Composite average return on capital and (b) up to .9375 times his then current base salary based on the Company’s common stock share price performance during the period as compared to the common stock share price performance of the Company’s peer group as described in the Company‘s Proxy Statement from time to time. In July 2004, Mr. Storch waived his right to receive stock options and restricted stock for Fiscal 2005 pursuant to this long-term incentive plan, and in lieu thereof, became eligible to receive performance restricted stock under a two-year performance restricted stock program available to key employees, generally. Mr. Storch’s performance restricted stock opportunity under such two-year performance restricted stock program is less than that provided for under the long-term incentive plan provided for in his employment agreement.

The tables which follow this report and accompanying footnotes and narrative reflect the decisions covered by the above discussion.

Federal Income Tax Considerations

IRC Section 162(m) generally prevents any public company from claiming a deduction for compensation in excess of $1 million for the Chief Executive Officer or any of the four highest compensated executive officers. This deduction limitation, however, does not apply to performance-

based compensation that satisfies certain requirements under Section 162(m). The Compensation Committee has determined that it is in the best interests of the Company and its stockholders to structure compensation of executive officers so that compensation will not be subject to the deduction limit to the extent that it can reasonably do so in a manner that provides adequate incentives and allows the Company to attract and retain qualified executives. However, the Compensation Committee has previously and may in the future structure compensation arrangements that under certain circumstances may be subject to the deduction limit. None of the compensation paid by the Company in Fiscal 2005 was subject to the deduction limit.

Compensation Committee

James G. Brocksmith, Jr., Chairman
Ronald R. Fogleman
Ronald B. Woodard

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by or paid for Fiscal Years 2003 through 2005 to the President and Chief Executive Officer and the four other most highly paid executive officers in Fiscal 2005.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)[1]	Restricted Stock Award(s) ($)[2]	Securities Underlying Options (#)		All Other Compensation ($)[3]
DAVID P. STORCH	2005	695,477	591,838	69,500	695,061	753,566	[4]	76,600
PRESIDENT AND CHIEF	2004	661,466	496,100	67,800	348,000	481,261	[5]	84,300
EXECUTIVE OFFICER	2003	661,466	0	62,000	0	280,000		89,100
TIMOTHY J. ROMENESKO	2005	309,700	240,105	—	160,400	4,790	[4]	11,100
VICE PRESIDENT,	2004	300,600	225,651	—	139,200	85,388	[5]	12,500
CHIEF FINANCIAL OFFICER	2003	300,600	0	—	0	24,000		14,700
AND TREASURER
HOWARD A. PULSIFER	2005	268,800	148,589	—	160,400	6,885	[4]	30,200
VICE PRESIDENT,	2004	261,100	127,289	—	139,200	57,963	[5]	33,300
GENERAL COUNSEL AND	2003	261,100	0	—	0	18,000		35,800
SECRETARY
JAMES J. CLARK	2005	274,400	225,000	—	160,400	0		5,200
GROUP VICE PRESIDENT —	2004	251,100	50,000	—	139,200	66,089	[5]	5,700
AVIATION SUPPLY CHAIN	2003	251,100	0	—	0	30,000		7,100
MARK MCDONALD	2005	239,200	310,000	—	160,400	0		600
GROUP VICE PRESIDENT,	2004	199,600	320,818	—	139,200	56,183	[5]	400
STRUCTURES AND SYSTEMS;	2003	176,100	180,000	—	0	15,800		1,600
MAINTENANCE,
REPAIR AND OVERHAUL

1   Reflects the aggregate cost of certain executive perquisites received if in excess of $50,000, including annual car allowance, reimbursement of professional tax and financial planning and reimbursement of various club and association fees.

2   On May 31, 2005, the following shares of restricted stock were held by each named executive: Mr. Storch, 50,000 shares (valued at $802,000); Mr. Pulsifer, 26,300 shares (valued at $421,852); Mr. Romenesko, 33,838 shares (valued at $542,762); Mr. Clark, 27,725 shares (valued at $444,709); and Mr. McDonald, 20,000 shares (valued at $320,800). In addition, for performance during Fiscal Year 2005, the named executive officers received the following performance restricted stock awards having the value indicated as of May 31, 2005:  Mr. Storch, 43,333 shares (value:  $695,061); Mr. Pulsifer, 10,000 shares (value:  $160,400); Mr. Romenesko, 10,000 shares (value:  $160,400); Mr. Clark, 10,000 shares (value:  $160,400); and Mr. McDonald, 10,000 shares (value:  $160,400). Vesting of long-term restricted stock awards for executive officers varies from three years to seven years for Fiscal Years 1999, 2000, and 2003 awards and ten years for Fiscal 1998 awards for other executive officers. Performance restricted stock awards vest 20% in July 2006, 40% in July 2008 and 40% in July 2010. Declared dividends are paid on all shares of restricted stock. In the event of a change in control of the Company as defined in the Stock Benefit Plan, all restricted stock awards become vested immediately.

3   “All Other Compensation” includes the following:  (i) the premium paid on group term life insurance Mr. Pulsifer, $5,500; Mr. Romenesko, $1,300; Mr. Clark, $300; Mr. McDonald, $600 and (ii) the value of the benefit of the remainder of the premium paid under the Company’s split dollar life insurance program in the following amounts:  Mr. Storch, $76,600; Mr. Pulsifer, $24,600, Mr. Romenesko, $9,900; Mr. Clark, $4,900.

4   Reflects reload option shares issued in FY05 for Mr. Storch, 753,566; for Mr. Romenesko, 4,790; and for Mr. Pulsifer, 6,885.

5   Reflects reload option shares issued in FY04 for Mr. Storch, 124,868; for Mr. Romenesko, 35,388; for Mr. Pulsifer, 7,963; for Mr. Clark, 16,089; and for Mr. McDonald, 6,183.

STOCK OPTIONS

Options generally become exercisable 20% each year over a five-year period.  Unexercised options expire ten years after the date of grant (Fiscal Year 2003 option grants were subject to a dual vesting schedule that also provided an opportunity for accelerated vesting based on the Company’s rolling 20-day average New York Stock Exchange stock price appreciating above the grant price beyond certain specified values on a sliding scale).  The stock option exercise price is equal to the fair market value (NYSE closing price) of a share of stock on the date of grant.  The options have no value unless the stock price appreciates and the holder satisfies the applicable vesting requirements.

No stock options were granted in Fiscal 2005 other than reload options resulting from exercise during the Fiscal Year of original option grants granted in prior years.

Option Grants in Last Fiscal Year

	Individual Grants					Potential Realizable
	Number of		% of Total			Value at Assumed
	Securities		Options			Annual Rates of Stock
	Underlying		Granted to	Exercise		Price Appreciation for
	Options		Employees in	Price	Expiration	Option Term of 10 Years
Name	Granted (#)		Fiscal Year	($/Sh)	Date	5% ($)	10% ($)
David P. Storch	25,724	[1]	3.04%	$ 14.96	7/9/2012	$ 156,665	$ 365,096
	357,112	[1]	42.24%	$ 14.96	10/11/2010	$ 1,816,926	$ 4,121,984
	70,188	[1]	8.30%	$ 14.96	10/11/2005	$ 52,501	$ 105,001
	267,381	[1]	31.63%	$ 14.96	7/9/2006	$ 200,001	$ 400,002
	33,161	[1]	3.92%	$ 14.96	7/21/2013	$ 236,860	$ 567,321
Timothy J. Romenesko	4,790	[1]	.57%	$ 14.53	7/21/2013	$ 38,372	$ 94,511
Howard A. Pulsifer	5,025	[1]	.59%	$ 13.85	7/21/2013	$ 38,370	$ 94,508
	1,860	[1]	.22%	$ 13.85	7/9/2012	$ 12,300	$ 29,460

1  No stock option grants were made during Fiscal 2005 other than reload options pursuant to the terms of, and resulting from exercise of, original option grants issued in prior years.  Under the original grants, reload options result upon surrender of shares then owned by the option holder in payment of the exercise price of the initial option.  The reload option is for the number of shares surrendered and expires concurrent with the original option.  The reload option exercise price is equal to the fair market value of the underlying stock on the date the original option is exercised.  Reload options are included in the percentage total options grant to employees shown on the chart.  Values shown in the Potential Realizable Value columns are duplicative of the portion of the value disclosed in such columns in the year of the original option grant and do not represent new value above that of the original grant.

The following table shows stock options exercised by named executive officers during Fiscal 2005 and the aggregate gain in pre-tax value realized over the period between the date of grant and the date exercised. This table also shows the number of shares of Common Stock covered by both exercisable and non-exercisable stock options as of May 31, 2005, and the pre-tax value of “in-the-money” unexercised options.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options at Fiscal		Options at Fiscal
	Acquired on	Value	Year End (#)		Year-End ($)[1]
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
David P. Storch	986,078	$3,478,377	1,565,254	448,984	$963,880	$3,228,055
Timothy J. Romenesko	10,000	$75,700	141,620	56,000	$80,961	$393,140
Howard A. Pulsifer	13,000	$84,680	100,253	51,400	$67,499	$384,093
James J. Clark	0	0	83,446	50,000	$144,689	$380,450
Mark McDonald	0	0	42,933	46,500	$125,890	$407,904

1         Value of unexercised in-the-money options equals the fair market value of the Common Stock at May 31, 2005, less the exercise price, times the number of option shares outstanding. The closing price of the Common Stock on the NYSE at May 31, 2005 was $16.04.

PENSION BENEFITS

Qualified Plan Benefits

The Company provides benefits to all domestic employees, including the named executive officers, under a qualified retirement program that includes defined benefits (the AAR CORP. Retirement Plan, a cash balance type plan) and matching, profit sharing and retirement benefit contributions, as well as employee 401(k) deferrals (the AAR CORP. Retirement Savings Plan). Defined benefit accruals ceased under the Retirement Plan with respect to all highly compensated employees, including the named executive officers, effective June 1, 2005. Defined benefits earned through May 31, 2005 are based upon the present value of a participant’s benefit as of December 31, 1999 plus a formula-based benefit earned from and after January 1, 2000 that takes into consideration the participant’s age, years of credited service, a percentage of the participant’s compensation for the year and certain interest credits.

The benefits provided under the Retirement Savings Plan include a matching contribution, a profit sharing contribution and a retirement benefit contribution. The Company temporarily suspended the matching contribution, effective October 1, 2002. The matching contribution was reinstated, effective June 1, 2005, in an amount equal to 20% of the individual employee’s elective pre-tax contributions (up to 5% of compensation) to the plan. The profit sharing contribution is based on the individual employee’s elective pre-tax contributions and the economic performance of the individual employee’s operating unit. The percentage of compensation used to determine a profit sharing contribution applicable to a level of economic performance was increased, effective June 1, 2005. The profit sharing contribution can be up to 4% of compensation. The retirement benefit contribution was added to the plan, effective June 1, 2005, and is equal to a percentage of compensation based on the individual employee’s age and years of credited service.

Compensation includes cash compensation shown as income on an employee’s W-2, reduced by certain items specified in the plans, plus elective pre-tax contributions to the AAR CORP. Retirement Savings Plan. Compensation for purposes of the qualified plans cannot exceed an annual compensation limitation of $210,000, as adjusted from time to time by the Commissioner of Internal Revenue in accordance with applicable provisions of the IRC. The aggregate salary and bonus compensation shown for the named executive officers in the Summary Compensation Table above is the compensation currently included for purposes of determining benefits under qualified plans, subject to applicable IRC compensation limits for qualified plans.

Non-Qualified Plan Benefits

The Company provides supplemental retirement benefits to certain executives and key employees under the Supplemental Key Employee Retirement Plan (“SKERP”).  All of the named executive officers are participants in the SKERP. The SKERP restores the approximate amount of benefits under the Retirement Savings Plan lost as a result of IRC limitations, including those limiting compensation for purposes of benefit calculations. The SKERP also provides for retirement benefits (including qualified plan benefits) for executive participants in the aggregate at 60% and 50% of final average compensation, respectively, for the President and Chief Executive Officer, and for two other named executive officers designated by the Board, reduced by certain items specified in plan documents. Three designated key employee participants in the SKERP also receive supplemental Company contributions to their SKERP savings account in amounts set by separate agreements between each employee and the Company.

SKERP benefits are unfunded and certain supplemental retirement benefits payable by the Company are forfeited if the participant violates a covenant not to compete set forth in the plan document or if the participant is terminated for cause (except that a forfeiture will not occur under certain circumstances in the event of a change in control as defined in the plan document).

In connection with the cessation of benefit accruals (as described above) under the Retirement Plan, effective June 1, 2005, supplemental payments will be made on a quarterly basis directly to highly compensated employees who were previously receiving grandfathered or transition benefits under the Retirement Plan, or if not paid directly, then paid as a SKERP benefit (subject to the amendment of the SKERP). This additional benefit is based on a formula that provides for a continuation of grandfathered and transition benefits as previously provided under the Retirement Plan, offset by the value of the retirement benefit contribution (described above) provided under the Retirement Savings Plan. All such direct payments to named executive officers will be disclosed in the Summary Compensation Table in the year of payment.

The Company also provides retirement benefits for its international employees consistent with applicable local laws governing such benefits.

Table of Pension Benefits

The following table shows the estimated aggregate annual benefits payable upon retirement at normal retirement age (65) and years of service for each of the named executive officers under the AAR CORP. Retirement Plan and SKERP.

Pension Table

	Projected Annual
Name	Benefit at Age 65	Years of Service to Date
David P. Storch	$384,168	26
Timothy J. Romenesko	$183,723	24
Howard A. Pulsifer	$161,190	18
James J. Clark	$41,286	23
Mark McDonald	$14,374	9

EMPLOYMENT AND OTHER AGREEMENTS

David P. Storch

The Company has an employment agreement with Mr. Storch designed to assure his continued services with the Company at a base compensation of $717,168 per year or such increased amount as the Board may determine. Mr. Storch’s term of employment is continuously extended so as to have a remaining term of three years, but shall expire upon death, disability, retirement or other termination of employment.

Mr. Storch’s employment agreement also includes:  confidentiality and non-compete provisions; participation in the Company’s benefit plans; a severance payment equal to two times base salary then in effect upon termination of employment by the Company for other than cause prior to a change in control of the Company; a severance payment equal to three times his average cash compensation (base salary plus cash bonus) for the last two fiscal years of employment upon termination of employment under certain circumstances in the event of a change in control of the Company; an incentive bonus opportunity of up to 150% of base salary subject to annual financial targets approved by the Compensation Committee; an annual long-term incentive stock compensation plan, which expired on May 31, 2005 (The Compensation Committee is developing a replacement long term performance incentive compensation plan for Mr. Storch to be effective commencing June 1, 2005), consisting of (i) an annual option grant opportunity of an amount determined by a fraction, the numerator of which is equal to up to 1.25 times his base salary and the denominator of which is equal to the fair market value of the stock on the grant date divided by three, and (ii) Performance Restricted Stock in amounts (a) up to ..9375 times his then current salary based on the Company’s average return on capital during the performance period as compared to the S&P 500 Composite average return on capital and (b) up to .9375 times his then current base salary based on the Company’s common stock share price performance during the period as compared to the common stock share price performance of the Company’s peer group as described in the Company’s Proxy Statement*; a supplemental cash payment to the extent necessary to preserve the level of benefits provided for in the employment agreement in the event of imposition of excise taxes in respect of “excess parachute payments” under the IRC; and, in the event of a change in control of the Company as defined in the employment agreement, accelerated vesting of awards outstanding under the Company’s Stock Benefit Plan and continuation of certain other benefits for a period of three years.

*  Mr. Storch waived his right to receive long-term incentive stock compensation under this Plan for Fiscal 2005, and in lieu thereof became eligible to receive performance restricted stock under a two year performance restricted stock program available to key employees, generally.

Other Agreements

The Company has entered into severance agreements with the named executive officers other than Mr. Storch. The severance agreements are substantially identical to each other, include confidentiality and non-compete covenants, and provide for payment of compensation and certain benefits in the event of termination of employment for other than cause, including a change in control of the Company as defined in the severance agreements. Severance equal to base salary plus any earned incentive cash bonus will be paid upon termination of employment by the Company for other than cause as defined in the severance agreements prior to a change in control of the Company. Under certain circumstances, upon termination of employment following a change in control, the employee will receive severance equal to from one to three times total compensation (base salary plus annual cash bonus) for the most recently ended fiscal year or the preceding fiscal year, whichever is greater, accelerated vesting of awards outstanding under the Company’s Stock Benefit Plan, special supplemental retirement benefits determined as if the employee had three additional years of service under the Company’s retirement plans, continuation of certain other benefits for a period of three years, and a supplemental cash payment to the extent necessary to preserve the level of benefits provided for in the severance agreement in the event of imposition on such employee of excise taxes payable in respect of “excess parachute payments” under the IRC.

The Company has also entered into non-equity split dollar life insurance agreements with certain key employees, including four of the named executive officers. Under the agreements, the Company will pay the annual insurance premiums for the policies and will be reimbursed by the insurance company from the cash value or death benefit proceeds of the policies.

IX. STOCKHOLDER RETURN PERFORMANCE GRAPH

The following graph compares the five-year cumulative total stockholder return (including reinvestment of dividends) of the Company, the S&P 500 Index and the S&P 600 Aerospace/Defense Index.

AAR CORP.
Comparison of Cumulative Five Year Total Return1

1   Assumes $100 invested on June 1, 2000, and reinvestment of dividends in the Company’s Common Stock, the S&P 500 Index and the S&P 600 Aerospace/Defense Index.

The S&P Index is comprised of domestic industry leaders in four major sectors:  Industrials, Financials, Utilities and Transportation, and serves as a broad indicator of the performance of the U.S. equity market. The S&P 600 Aerospace/Defense Index is comprised of smallcap companies engaged in aerospace/defense business activities, presently including:  AAR CORP., Applied Signal Technology, Armor Holdings, Inc., Ceradyne Inc., Cubic Corp., Curtiss-Wright Corp., DRS Technologies Inc., Edo Corp., Engineered Support Systems, Esterline Technologies Corp., GenCorp Inc., Kaman Corp., Mercury Computer Systems Inc., Moog, Inc., Teledyne Technologies Inc., and Triumph Group Inc.

X. REPORT OF AUDIT COMMITTEE

During Fiscal 2005, the Audit Committee was comprised of four independent directors. Mr. Spungin, a member of the Committee, passed away on June 8, 2005, and membership on the Committee is currently reduced to the three undersigned independent directors. Mr. Goodwin became Audit Committee Chairman on October 12, 2004, upon Mr. Abboud’s retirement as a director on that date. Each member of the Audit Committee is independent within the meaning of the applicable SEC regulations, NYSE rules and the Company’s Categorical Standards and Policy for Determining Director Independence, and is qualified as an “audit committee financial expert.”

The Audit Committee carries out its responsibilities pursuant to its written charter. Among other things, the Audit Committee exercises general oversight of the Company’s financial reporting process and reviews and makes recommendations to the Board concerning the reliability and integrity of the Company’s internal controls, disclosure controls, financial reporting process and legal compliance, and the independence and performance of the Company’s internal auditors and independent registered public accounting firm. The Company’s management is primarily responsible for the

Company’s financial statements and the quality and integrity of the reporting process and systems of internal control. The Company’s independent registered public accounting firm is responsible for auditing the Company’s financial statements and management’s assessment and the effectiveness of internal controls and for expressing an opinion thereon and on the conformity of the financial statements with United States generally accepted accounting principles (“GAAP”). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties, with funding from the Company.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended May 31, 2005, with the Company’s management and representatives of the Company’s independent registered public accounting firm, including a discussion of the reasonableness of significant judgments and clarity of disclosures in the financial statements. The Audit Committee also reviewed with management and the Company’s independent registered public accounting firm the preparation of the financial statements and related disclosures contained in the Company’s earnings announcements and quarterly reports. Management has represented to the Audit Committee that the Company’s financial statements were prepared in accordance with GAAP and the Company’s independent registered public accounting firm has expressed an opinion based on their audit that the financial statements are in conformity with GAAP. The Audit Committee is not responsible for planning or conducting audits, or the determination that the Company’s financial statements are complete and accurate and in accordance with GAAP. That is the responsibility of management and the Company’s independent registered public accounting firm.

The Audit Committee reviewed and discussed with representatives of the Company’s independent registered public accounting firm and management the overall scope and plans for the audit, the quality, adequacy and assessment of effectiveness of internal controls, and the Internal Audit Department’s management, organization, responsibilities, budget and staffing. The Audit Committee also met with representatives of the Company’s independent registered public accounting firm without management present and discussed the results of their audits, their evaluation of the Company’s internal controls, disclosure controls and the overall quality (not just acceptability) of the Company’s accounting policies and financial reporting.

The Audit Committee also discussed with representatives of the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, the Company’s independent registered public accounting firm’s independence from the Company and its management, including the matters in the written disclosures and letter furnished to the Audit Committee by the independent registered public accounting firm and required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and determined that the non-audit services provided to the Company by the independent registered public accounting firm are compatible with maintaining their independence.

In reliance on its review of the audited financial statements and the discussions referred to above and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2005, for filing with the Securities and Exchange Commission.

The Audit Committee also reviewed and assessed the adequacy of the Audit Committee Charter and conducted an Audit Committee self-assessment in which it concluded that the Committee operates effectively and successfully carried out all of its Charter responsibilities.

Audit Committee

James E. Goodwin, Chairman
James G. Brocksmith, Jr.
Marc Walfish

XI. PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
 REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board of Directors, after consideration and determination of KPMG’s independence in light of all services rendered to the Company, appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2006. The Board of Directors asks that the shareholders ratify this appointment. Representatives of KPMG are expected to be present at the Annual Meeting, with the opportunity to make a statement if they so desire and to respond to appropriate questions of stockholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The Company’s independent registered public accounting firm reports to, and is engaged by and at the direction of, the Audit Committee.

The following table sets forth the aggregate fees billed by KPMG to the Company for Fiscal Years 2005 and 2004 for audit, audit related, tax, and other services provided by the Company’s independent registered public accounting firm:

Independent Registered Public Accounting Firm Fees and Services

Type of Fees	Fiscal Year 2005	Fiscal Year 2004
Audit Fees	1,320,000	644,000
Audit Related Fees[1]	61,000	105,200
Tax Fees[2]	189,000	151,845
All Other Fees[3]	43,000	43,780

1         Audit related fees in FY2004 include benefit plan audits and a public offering comfort letter; audit related fees in FY 2005 were for statutory audits of foreign subsidiaries.

2         Tax fees include federal tax return reviews.

3         All other fees include assistance consultation and assistance regarding government contract accounting.

Audit Committee pre-approval is required for any audit, non-audit and audit related services to be provided by the independent registered public accounting firm in excess of $100,000 in the aggregate, with the Audit Committee Chairman to report any decisions to pre-approve such services to the full Audit Committee at its next meeting.

XII. PROPOSAL 3
APPROVE AN AMENDMENT TO THE AAR CORP. STOCK BENEFIT PLAN
TO PERMIT AWARDS OF RESTRICTED STOCK
TO NON-EMPLOYEE DIRECTORS

Proposed Amendment to the Plan

The Board of Directors believes that it is in the best interests of the Company to amend the AAR CORP. Stock Benefit Plan (the “Plan”) to expand the type of equity grants that may be made to non-employee directors under the Plan to include discretionary grants of restricted stock. Currently, the Plan only provides for discretionary grants of non-qualified stock options to non-employee directors.

Expanding the type of equity compensation available for grant to non-employee directors under the plan will provide the Company with increased flexibility to (i) structure non-employee director compensation more heavily in favor of equity consistent with peer Company benchmarks and more closely align the long term interests of non-employee directors with those of stockholders, (ii) assist non-employee directors to meet Company stock ownership guidelines for non-employee directors, and (iii) make the type of non-employee director equity compensation consistent with that available for executives and key employees under the Plan. Additionally, the use of restricted stock grants rather than stock options having an equivalent value will reduce dilution under the Plan. It is the Board’s intention to provide non-employee directors with equity compensation annually having a value of approximately $40,000 (see Directors' Compensation on page 8 above).

Accordingly, the Board of Directors unanimously adopted, subject to stockholder approval of this Proposal 3, an amendment to the Plan, effective July 12, 2005, that provides for the discretionary grant of restricted stock awards by the Compensation Committee of the Board of Directors to non-employee directors from time to time. Pursuant to this authority, on July 12, 2005, the restricted stock awards described under “New Plan Benefits” below were granted to non-employee directors, subject to stockholder approval of this Proposal 3, in lieu of granting non-qualified stock options.

Summary of the Plan

The Plan, previously approved by stockholders in 1992, was amended and restated by the Board of Directors in 2001. In 2003, the Board of Directors further amended the Plan to delete the automatic annual non-qualified stock option grant to non-employee directors and, in lieu thereof, provide for such grants to be made by the Compensation Committee in its discretion. In 2005, the Board further amended the Plan to (i) delete the “evergreen” provision of the Plan and provide for a lesser, fixed maximum number of shares authorized for issuance under the Plan, (ii) delete the reload provision of the Plan, and (iii) provide for discretionary grants of restricted stock to non-employee directors, subject to stockholder approval of this Proposal 3. The Compensation Committee administers the Plan and has the authority to determine the key employees and non-employees directors to whom awards are to be granted under the Plan, the term and other terms and conditions of each award, the applicable vesting schedule, and the number of shares of Common Stock covered by an award. In Fiscal 2005, seventy-three (73) employees, including the five (5) named executive officers and six (6) non-employee directors, were eligible to receive awards under the Plan. On July 29, 2005, the last reported sales price for the Common Stock on the New York Stock Exchange was $17.97 per share.

The Board of Directors may terminate, suspend or modify the Plan, without the authorization of the stockholders, to the extent allowed by law. No termination, suspension or modification of the Plan may adversely affect any rights of a holder of an award granted under the Plan before the date of such termination, suspension or modification without the consent of such holder.

As of May 31, 2005, a total of 3,205,565 shares were available for issuance under the Plan.

Under the Plan, the Company may grant the following types of awards:

Options.   Options granted under the Plan are non-qualified stock options granted on a discretionary basis to key employees and non-employee directors. Prior to July 15, 2005, the Plan permitted grants of incentive stock options. Subject to certain limited exceptions, the exercise price must equal the fair market value per share of the Common Stock on the date of the grant. Payment of the exercise price may be made in cash, in shares of Common Stock, or as otherwise authorized by the Compensation Committee at the time of grant. Subject to certain limited exceptions, including a Change in Control of the Company (as defined in the Plan), options may not be exercised before the first anniversary of the date of grant. Each option expires on the date fixed by the Compensation Committee at the time of grant but in no event later than the tenth anniversary of the date of grant. The Compensation Committee has the discretion to accelerate the dates for exercise of any or all options.

Restricted Stock.   The Compensation Committee may also grant awards of restricted stock to key employees (and, as proposed, to non-employee directors), either separately from or in tandem with, the grant of an option. Subject to certain limited exceptions (including a Change in Control of the Company), such restrictions may not lapse sooner than the first or later than the tenth anniversary of the date of grant. The Compensation Committee has the discretion to accelerate the dates on which restrictions lapse.

New Plan Benefits

On July 12, 2005, the Compensation Committee granted 2,500 shares of restricted stock to each non-employee director, subject to stockholder approval of this Proposal 3. Based on the fair market value of the Company's Common Stock on the date of award, each award had a grant date value at time of grant of $40,750 (approximately 5,100 option shares would be required to provide an equivalent value). Restrictions on these awards lapse ratably over a three-year period commencing on the date of award. If a non-employee director leaves the Board for any reason other than due to death, disability, a Change in Control or retirement at expiration of term of office, his or her restricted shares will be forfeited. If the proposed amendment to the Plan is not approved by stockholders, the July 12, 2005 grants to non-employee directors shall be null and void and the Compensation Committee may decide, in its discretion, to grant stock options to non-employee directors.

Except as described above, awards to be made in the future under the Plan are not yet determinable since they are within the discretion of the Compensation Committee. In Fiscal 2005, each non-employee director received a discretionary stock option grant of 3,500 shares with an option exercise price of $9.70 per share. Other than any reload options that may have resulted from an option exercise, the only awards received by the executive officers of the Company under the Plan in Fiscal 2005 were the performance restricted stock awards reflected in the “Restricted Stock Award” column of the Summary Compensation Table. In addition, in Fiscal 2005, the non-executive officer employees of the Company as a group received performance restricted stock awards for an aggregate of 17,830 shares having an aggregate value of $285,993 as of May 31, 2005. Performance restricted stock awards received in Fiscal 2005 vest 20% on July 15, 2006, 40% on July 15, 2008 and 40% on July 15, 2010.

Equity Compensation Plan Information

The following table provides information as of May 31, 2005 with respect to the Company's compensation plans under which equity securities of the Company are authorized for issuance:

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,607,000	$15.17	3,205,000
Equity compensation plans not approved by security holders	—	—	—
Total	4,607,000	$15.17	3,205,000

Information regarding security ownership of management and certain beneficial owners is incorporated by reference to the information contained under the caption “Security Ownership of Management and Others” in Part IV on pages 4 and 5 above.

Federal Income Tax Consequences

The following is a summary of the federal income tax consequences of the Plan. It is based on the federal tax laws and regulations currently in effect and existing administrative rules of the Internal Revenue Service. Participants may also be subject to state and local taxes in connection with the grant of awards under the Plan. Participants should consult with their individual tax advisers to determine the tax consequences associated with awards granted under the Plan. This information may not be applicable to employees of foreign subsidiaries or to employees who are not residents of the United States.

Neither non-qualified stock options, incentive stock options, nor restricted stock awards require the holder to recognize income, or entitle the Company to a deduction, at the time of grant.

Upon the exercise of a non-qualified stock option, the holder will recognize ordinary income in an amount equal to the excess of the fair market value of the option stock as of the date of exercise over the exercise price.  Upon the vesting of a restricted stock award, the holder will realize ordinary income in an amount equal to the fair market value of the restricted stock at such time. A holder may elect to recognize ordinary income on the fair market value of the restricted stock at the date of the award, and thus recognize capital gain on the subsequent sale of the stock in an amount equal to the excess of the fair market value of the stock at the date of vesting over the fair market value at the date of the award.

Subject to IRC Section 162(m), the Company is entitled to a deduction when and to the extent the holder recognizes ordinary income upon the vesting of a restricted stock award or the exercise of a non-qualified stock option, provided the Company complied with certain reporting requirements with respect to key employees.

Vote Required for Approval

The proposed amendment to the Plan must be approved by a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the 2005 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE
FOR
THE PROPOSED AMENDMENT TO THE AAR CORP. STOCK BENEFIT PLAN

XIII. OTHER MATTERS TO BE VOTED UPON

Management knows of no other matters which are to be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the named proxy holders will vote all proxies in their discretion and best judgment on such other matters.

XIV. STOCKHOLDER PROPOSALS
FOR THE YEAR 2006 ANNUAL MEETING

Any stockholder who wishes to present a proposal for consideration at the Annual Meeting of Stockholders to be held in 2006 must submit such proposal in accordance with the rules promulgated by the Securities and Exchange Commission. Under the Company’s by-laws, in order for a proposal to be eligible for action by the stockholders at and inclusion in the Company’s proxy statement and form of proxy relating to the  2006 Annual Meeting, the stockholder must submit such proposal to the Company, in writing, to be received by the Secretary of the Company, AAR CORP., One AAR Place, 1100 N. Wood Dale Road, Wood Dale, Illinois 60191, no later than April 16, 2006.

A stockholder proposal submitted outside Rule 14a-8 under the Exchange Act for presentation at the 2006 Annual Meeting will be considered untimely for purposes of Rules 14a-4 and 14a-5 under the Exchange Act if notice of the stockholder proposal is received by the Company after April 16, 2006.

By Order of the Board of Directors
Howard A. Pulsifer
Secretary

September 1, 2005

UPON THE WRITTEN REQUEST OF ANY RECORD HOLDER OR BENEFICIAL OWNER OF COMMON STOCK OF AAR CORP., THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM l0-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED MAY 31, 2005. REQUESTS SHOULD BE MADE TO MR. HOWARD A. PULSIFER, SECRETARY, AAR CORP., ONE AAR PLACE, 1100 N. WOOD DALE ROAD, WOOD DALE, ILLINOIS 60191, (630) 227-2000.

APPENDIX 1

AAR CORP.
Board of Directors
Audit Committee Charter

Purpose

The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities relating to (i) corporate accounting, disclosure and reporting practices and legal and regulatory compliance of the Company, (ii) the quality and integrity of the Company’s financial statements and (iii) the qualifications, independence and performance of the Company’s internal audit function and independent auditors.

Organization

The Audit Committee shall be comprised of not less than three directors of the Company who shall meet the compensation, independence, experience, financial expertise, and other requirements of the New York Stock Exchange and applicable federal and state securities law and regulations. The members of the Audit Committee shall be appointed by the Board from time to time after considering the recommendation of the Nominating & Governance Committee and upon a determination by the Board that the nominees meet all required qualifications for Audit Committee membership.

Committee Authority and Responsibilities

The Audit Committee will maintain flexible policies and procedures and meeting schedules, consistent with the requirements of this Charter and the Company’s by-laws, to enable the Audit Committee to best react to changing circumstances and provide that the Company’s accounting, disclosure and reporting practices are in accordance with applicable legal and regulatory requirements. The Chairman of the Audit Committee may call meetings during the year as necessary, but shall call a meeting at least once each fiscal quarter.

The Committee will provide for free and open communication between the Committee and the Company’s directors, independent auditors, internal auditors and management.

Both the Company’s internal auditors and independent auditor are ultimately accountable to the Board of Directors and the Audit Committee as representatives of the Company’s shareholders. The Audit Committee, in its capacity as a committee of the Board of Directors, shall be directly responsible for the appointment, compensation and oversight of the work (including resolution of disagreements between management and the auditor regarding financial reporting) of the Company’s independent auditors for the purpose of preparing or issuing an audit report or related work. The Audit Committee shall have sole responsibility for engaging or terminating the relationship with the Company’s independent auditors and the independent auditors shall report directly to the Audit Committee. The Company shall provide appropriate funding, as determined by the Audit Committee, for payment of compensation fees and expenses to the independent auditor for the purpose of rendering an audit report.

The Audit Committee has authority to retain special legal, accounting or other consultants to advise the Audit Committee as they may determine appropriate. The Audit Committee may require any officer or employee of the Company or the Company’s legal counsel or independent auditor to attend committee meetings or to meet with any members of, or consultants to, the Audit Committee. The Company shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board of Directors, for payment of all fees and expenses to any advisors employed by the Audit Committee pursuant to its authority under this Charter or applicable law or regulations.

The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submissions by employees of the Company of concerns regarding questionable accounting or auditing matters.

The Audit Committee shall make regular reports to the Board.

In carrying out its duties and responsibilities, the Audit Committee shall:

1.                Review and assess the adequacy of the Audit Committee charter annually and submit any recommended changes to the Board for approval.

2.                Approve and recommend to the Board for appointment and engage independent auditors that meet NYSE and applicable securities law and regulatory requirements to audit the financial statements of the Company and its divisions and subsidiaries and the Company’s pension plans.

3.                Review written statements from the independent auditors delineating all non-audit relationships between the independent auditors and the Company, review with the independent auditors the effect of any disclosed relationships or services on objectivity and independence of the independent auditors, take appropriate action to ensure the independence of the appointed independent auditors and approve the compensation arrangements and proxy statement disclosures of compensation, fees and expenses paid to independent auditors.

4.                Receive and review, at least annually, a report by the independent auditors describing (i) the auditors internal quality control procedures and (ii) any material issues raised by the most recent internal quality control review of peer group review of the firm or by governmental or professional authorities in the preceding five years relating to an independent audit conducted by the firm and resolution of such issues.

5.                Approve in advance, as a Committee of the whole or by delegation of authority to one or more members of the Committee, any permitted non-audit services performed by the Company’s independent auditor, including tax services, and cause such approval to be disclosed in the Company’s periodic filings as required by applicable regulations.

6.                Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 and other applicable laws and regulatory requirements relating to the conduct of the audit.

7.                Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the upcoming year and the audit procedures to be used; at the conclusion of the year review such audit, including any comments or recommendations of the independent auditors.

8.                Review with the Company’s independent auditors, internal auditors, and financial and accounting personnel, the adequacy and effectiveness of the internal controls and disclosure controls of the Company, and elicit any recommendations for the improvement of such internal control and disclosure control procedures or particular areas where new or more detailed controls or procedures are desirable.

9.                Review the internal audit function of the Company, including its organizational structure, authority and independence of reporting obligations, department budget, qualification of personnel and the proposed audit plans for the coming year, and the coordination of such plans with the outside auditors. Review and concur with the appointment, reassignment or dismissal of the Director of Internal Audit.

10.         Receive, review and discuss with the Company’s independent auditors, and internal auditor as appropriate (i) a summary of significant findings from completed internal audits, together with management’s response, and periodic progress reports, with explanation for any deviations from the original plan; (ii) all critical accounting policies and practices to be used; (iii) all alternative treatments of financial information within GAAP (generally accepted accounting principles) that have been discussed with management, (iv) ramifications of alternative disclosures and treatments, and the treatment preferred by the auditor; and (v) other material written communications between the independent auditor and management.

11.         Review and discuss (i) significant financial risks, (ii) the financial statements, and (iii) the Company’s draft MD&A for the period with management and the independent auditors, prior to issuance of an earnings release or earnings guidance or their filing or distribution to shareholders. Among the items to be discussed are (i) accounting principles, practices and judgments, (ii) whether the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders, and (iii) any changes in accounting principles.

12.         Provide sufficient opportunity for the Committee to meet separately in executive session each quarter with (i) management, (ii) the independent auditors, and (iii) the internal auditor. Among the items to be discussed in these meetings are the auditors’ evaluation of the Company’s financial, accounting, and auditing personnel, the auditors’ judgments about the Company’s accounting principles as applied to its financial reporting; the level of management cooperation that the outside auditors received during the course of the audit; and management’s assessment of the performance of the auditors.

13.         Review the human resources and succession planning of the accounting and financial operations within the Company.

14.         Receive reports concerning the Company’s Assist Line activity and any non-compliance with the Company’s Code of Business Conduct and Ethics by any officers of the Company and approve any waivers therefrom and any “related party” transactions.

15.         Report on significant matters discussed at each Committee meeting to the Board.

16.         Investigate, as appropriate, any matter brought to its attention within the scope of its duties, with the power to retain outside counsel or a second independent accountant, at the expense of the Company, for this purpose if, in its judgment, that is appropriate.

17.         Prepare an appropriate Audit Committee report to shareholders to be included in the Company’s annual proxy statement that is consistent with applicable law and Securities and Exchange Commission requirements.

18.         Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law and regulations, as the Committee or Board deems necessary or appropriate.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to prepare financial statements, plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibility of management and the Company’s independent auditor.

(This page has been left blank intentionally.)

Dear Stockholder:

We encourage you to submit your proxy for the voting of your shares electronically either by telephone or the Internet.  This will eliminate the need to return your proxy card.  You will need your proxy card and Social Security Number (where applicable) when voting your shares electronically.

The EquiServe Vote by Telephone and Vote by Internet systems can be accessed 24 hours a day, seven days a week up until the day prior to the meeting.

To vote by Telephone:  Using a touch-tone phone call toll-free:   1-877-PRX-VOTE (1-877-779-8683)

To vote by Internet:  Log onto the Internet and go to the website:  http://www.eproxyvote.com/air

Note:  If you submit your proxy over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.

THANK YOU FOR VOTING YOUR SHARES. YOUR VOTE IS IMPORTANT!

Do not return this Proxy Card if you are submitting your proxy by telephone or the Internet

…meeting the needs of the aviation/aerospace industry around the world

• Amsterdam, Netherlands	• Livonia, Michigan	• Roswell, New Mexico
• Atlanta, Georgia	• London, England	• Sacramento, CA
• Cadillac, Michigan	• Macon, GA	• Shanghai, China
• Clearwater, Florida	• Memphis, Tennessee	• Singapore
• College Park, Georgia	• Miami, Florida	• Teterboro, New Jersey
• Frankfort, New York	• Mitcham, England	• Tokyo, Japan
• Garden City, New York	• New Bern, North Carolina	• Wood Dale, Illinois
• Hannover, Germany	• Oklahoma City, Oklahoma
• Indianapolis, Indiana	• Paris, France
• Jacksonville, Florida	• Petropolis, Brazil

FOLD AND DETACH HERE

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AAR CORP.	PROXY

This Proxy is Solicited on Behalf of the Board of Directors for the October 19, 2005 Annual Meeting of Stockholders to be held at AAR CORP.’s headquarters, One AAR Place, 1100 North Wood Dale Road, Wood Dale, Illinois, on Wednesday, October 19, 2005, at 9:00 A.M. (CST).

The undersigned hereby appoints DAVID P. STORCH and HOWARD A. PULSIFER, or either of them, with full power of substitution, as Proxies, and hereby authorizes them to represent the undersigned at the 2005 Annual Meeting of Stockholders of AAR CORP. to be held on October 19, 2005, or any adjournment thereof, and to vote all shares of AAR CORP. Common Stock which the undersigned would be entitled to vote if personally present.

1.                                       Elect two Class III directors to serve until the 2008 Annual Meeting of Stockholders; nominees: Ronald R. Fogleman and Ronald B. Woodard (see reverse side).

2.                                       Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending May 31, 2006 (see reverse side).

3.                                       Approve an amendment to the AAR CORP. Stock Benefit Plan to permits awards of restricted stock to non-employee directors.

AS TO EACH ITEM SET FORTH ON THE REVERSE HEREOF, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE AND, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

(Continued and to be dated and signed on reverse side.)

AAR CORP.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8966

EDISON, NJ   08818-8966

The EquiServe Vote by Telephone and Vote by Internet systems can be accessed

24-hours a day, seven days a week until the day prior to the meeting.

Your vote is important.  Please vote immediately.

[computer		OR	[telephone
Vote-by-Internet	picture]		Vote-by-Telephone	picture]

1. Log on to the Internet and go to http://www.eproxyvote.com/air 2. Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.			1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683) 2. Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

FOLD AND DETACH HERE

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☒	Please mark votes	6019
as in this example.

The Board of Directors recommends a vote “FOR” items  1, 2 and 3 described in the proxy statement:

AAR CORP.
1. Elect two Class III directors to serve until the 2008 Annual Meeting of Stockholders (nominees: 01 Ronald R. Fogleman, 02 Ronald B. Woodard).			3. Approve an amendment to the AAR CORP. Stock Benefit Plan to permit awards of restricted stock to non-employee directors.

			FOR	AGAINST	ABSTAIN
For all nominees*	☐ ☐	Withhold Authority to vote for all Nominees	☐	☐	☐

☐

*(Instructions: to withhold authority to vote for any individual nominee, write that nominee’s name(s) in the space above)

2. Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending May 31, 2006.			As to any other business that may come before the 2005 Annual Meeting, or any adjournment thereof, this Proxy will be voted in the discretion of the proxies.

FOR	AGAINST	ABSTAIN
☐	☐	☐	Mark box at right if an address change or comment has been noted on the reverse side of this card.		☐

Signature	Date:	Signature	Date:

(Please sign as name appears hereon. Joint owners should all sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, sign full corporate name by duly authorized officer who adds his or her name and title.)